Exhibit 107
Calculation of Filing Fee Tables
Schedule 14A
(Form Type)

AG Twin Brook Capital Income Fund
(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$196,034,000.00	(1)	$0.00011020	$21,602.95	(2)
Fees Previously Paid	$—			$—
Total Transaction Valuation	$196,034,000.00
Total Fees Due for Filing				$21,602.95
Total Fees Previously Paid				$—
Total Fee Offsets				$—
Net Fee Due				$21,602.95

(1)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of May [19], 2023, based on the net asset value of AG Twin Brook BDC, Inc. (“AGTB”) as of March 31, 2023, as disclosed in AGTB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
(2)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (1) above multiplied by 0.00011020.